Exhibit 11.1


                 FREEPORT-McMoRan COPPER & GOLD INC.
             COMPUTATION OF NET INCOME PER COMMON AND
                       COMMON EQUIVALENT SHARE

                               Three Months                 Six Months
                               Ended June 30,              Ended June 30,
                          ------------------------    ------------------------
                             1996          1995          1996          1995
                          ----------    ----------    ----------    ----------
                                 (In Thousands, Except Per Share Amounts)
Primary:
  Net income applicable
  to common stock         $   29,045    $   40,625    $   51,495    $   84,618
                          ==========    ==========    ==========    ==========
  Average common shares
   outstanding               195,239       205,157       195,958       205,555
  Common stock equivalents:
    Stock options              1,930             -         1,810             -
                          ----------    ----------    ----------    ----------
  Common and common
  equivalent shares          197,169       205,157       197,768       205,555
                          ==========    ==========    ==========    ==========
  Net income per common
   and common equivalent
   share                        $.15          $.20          $.26          $.41
                                ====          ====          ====          ====